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                                                                     Exhibit 12
[Letterhead]








                                 August 8, 2006

Janus Investment Fund, on behalf of
Janus Olympus Fund and
Janus Orion Fund
151 Detroit Street
Denver, CO 80206

Re: Acquisition by Janus Orion Fund, a series of Janus Investment Fund, of the assets of Janus Olympus Fund, another series of Janus Investment Fund
     --------------------------------------------------------------------------

Ladies and Gentlemen:

         We have acted as counsel to Janus Investment Fund, a Massachusetts business trust (the "Trust"), in connection with the proposed acquisition by Janus Orion Fund (the "Acquiring Fund"), a series of the Trust, of the assets of Janus Olympus Fund (the "Acquired Fund" and, together with the Acquiring Fund, each, a "Fund" and, collectively, the "Funds"), another series of the Trust, pursuant to the Agreement and Plan of Reorganization (the "Plan")1 described in the prospectus/proxy statement filed with the Securities and Exchange Commission (the "SEC") on July 11, 2006 under the Securities Act of 1933, as amended (the "Securities Act"), as amended by Pre-Effective Amendment No. 1 filed with the SEC on August 8, 2006 (as amended, the "Registration Statement"). You have requested our opinion as to certain federal income tax consequences of the transactions contemplated by the Plan.

         In rendering these opinions, we have reviewed such documents and materials as we have considered necessary for the purpose of rendering the opinions. We have made inquiry as to the underlying facts that we considered to be relevant to the conclusions set forth in this letter. The opinions expressed in this letter are based upon certain factual statements relating to the Trust set forth in the Registration Statement and certain representations set forth below that have been confirmed to us in representation letters from the Trust dated as of the date hereof for our use in rendering the opinions set forth herein. We have assumed that such statements, representations, and warranties are true, correct, complete, and not breached and will continue to be so through the Closing Date, that no actions that are inconsistent with such statements, representations, and warranties will be taken, and that all representations, statements, and warranties made to "the best knowledge of" any person or with similar qualification are and will be true, correct and complete as if made without such qualification. We have also assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals,
(iii) the conformity

----------------------
1 Capitalized terms used herein and not otherwise defined shall have the meanings given them in the Plan.

Janus Investment Fund, on behalf of
Janus Olympus Fund and
Janus Orion Fund
August 8, 2006


to the original documents of all documents submitted to us as copies, (iv) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (v) the conformity to the final documents of all documents submitted to us as drafts, and (vi) the accuracy and completeness of all records made available to us. In addition, we have assumed that (A) the Reorganization will be consummated in accordance with the Plan, (B) the Trust will comply with all reporting obligations with respect to the Reorganization required under the Internal Revenue Code of 1986, as amended (the "Code"),2 and the Treasury Regulations promulgated thereunder, and (C) the Plan is valid and binding in accordance with its terms.

         The discussion and conclusions set forth below are based upon the Code, the Treasury Regulations and existing administrative and judicial interpretations thereof, all of which are subject to change. Therefore, no assurance can be given that the federal income tax consequences described below will not be altered in the future, and we do not assume responsibility to provide notice or advice to any person or entity regarding any such changes or altered tax consequences.

I.       Background.
         ----------

         The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"). The Funds are portfolio series of the Trust. The Acquiring Fund intends to acquire the assets of the Acquired Fund.

         Each of the Funds is managed by Janus Capital Management LLC ("Janus") and has the same investment objective. The investment objective of both Funds is long--term growth of capital.

         The Funds have substantially similar principal investment strategies. Each Fund pursues its investment objective by normally investing primarily in common stocks selected for their growth potential, and each may invest in companies of any size, from larger, well-established companies to smaller, emerging growth companies. Each Fund is categorized by Lipper Inc. ("Lipper") in Lipper's Multi-Cap Growth Fund category. Each Fund limits its high-yield/high-risk bonds to thirty-five percent (35%) or less of its net assets. The Acquiring Fund, however, normally invests primarily in a group of twenty (20) to thirty (30) domestic and foreign common stocks, whereas the Acquired Fund does not normally concentrate its number of holdings.

         As of June 30, 2006, a majority of the Acquired Fund's assets were invested in large companies with capitalizations of greater than $10 billion, and a majority of the Acquiring

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2  Unless otherwise indicated, all section references contained herein are to the Code.

Janus Investment Fund, on behalf of
Janus Olympus Fund and
Janus Orion Fund
August 8, 2006

Fund's assets were invested in small to mid-sized companies with capitalizations between $1 to $5 billion. Although each Fund may invest in companies anywhere in the world, including in emerging markets, the Acquiring Fund has historically invested a higher percentage of its assets in foreign companies than the Acquired Fund, including companies in emerging markets.

         The Acquired Fund is classified as "diversified," while the Acquiring Fund is classified as "nondiversified." As a nondiversified fund, the Acquiring Fund may hold larger positions in a smaller number of securities than a fund that is classified as "diversified," such as the Acquired Fund. With respect to seventy-five percent (75%) of its total assets, the Acquired Fund may not purchase securities of an issuer (other than the U.S. Government, its agencies, instrumentalities or authorities, or repurchase agreements collateralized by U.S. Government securities, and other investment companies) if (a) such purchase would, at the time, cause more than five percent (5%) of the Acquired Fund's total assets taken at market value to be invested in the securities of such issuer or (b) such purchase would, at the time, result in more than ten percent (10%) of the outstanding voting securities of such issuer being held by the Acquired Fund. The Acquiring Fund is not subject to that restriction.

         Fundamental and non-fundamental investment restrictions of the Funds are substantially similar. The Primary differences in the investment strategies relate to the number of holdings, exposure to small and mid-sized companies versus large capitalization companies, foreign exposure and diversification.

II.      The Plan of Reorganization.
         --------------------------

         Subject to the terms and conditions set forth in the Plan, the Trust, on behalf of the Acquired Fund, will transfer all of the assets of the Acquired Fund and assign all Assumed Liabilities (as hereinafter defined) to the Acquiring Fund, and the Trust, on behalf of the Acquiring Fund, will acquire all such assets and assume all such Assumed Liabilities upon delivery to the Trust, on behalf of the Acquired Fund, of Acquiring Fund shares having a net asset value equal to the value of the net assets of the Acquired Fund transferred (the "Acquiring Fund Shares"). "Assumed Liabilities" means all liabilities, expenses, costs, charges and reserves of the Acquired Fund. The net asset value of the Acquiring Fund Shares and the value of the net assets of the Acquired Fund to be transferred shall be determined immediately following the close of business on the Closing Date (the "Valuation Date") using the valuation procedures set forth in the then-current prospectus and statement of additional information of the Acquiring Fund. All Assumed Liabilities of the Acquired Fund, to the extent that they exist at or after the Closing, shall after the Closing attach to the Acquiring Fund and may be enforced against the Acquiring Fund to the same extent as if the same had been incurred by the Acquiring Fund. In addition, at or prior to the Closing, the Acquired Fund shall declare and pay a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to the Acquired Fund's shareholders all of the Acquired Fund's investment company taxable income for all taxable years ending at or prior to the Closing (computed without regard to any
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Janus Investment Fund, on behalf of
Janus Olympus Fund and
Janus Orion Fund
August 8, 2006


deduction for dividends paid under Section 852(b)(2)(D)) and all of its net capital gains realized (after reduction for any capital loss carry-forward) in all taxable years ending at or prior to the Closing.

         Immediately after the Closing, the Acquired Fund will be liquidated and the Acquiring Fund Shares that have been delivered to the Trust on behalf of the Acquired Fund will be distributed to the shareholders of the Acquired Fund, each shareholder to receive Acquiring Fund Shares equal to the pro rata portion of shares of the Acquired Fund held by such shareholder as of the close of business on the Valuation Date. Such liquidation and distribution will be accompanied by the establishment of an open account on the share records of the Acquiring Fund in the name of each shareholder of the Acquired Fund and representing the respective pro rata number of Acquiring Fund Shares due such shareholder.

         The Board of Trustees of the Trust, including those Trustees who are not "interested persons" as defined in the Securities Act, has determined that the interests of existing shareholders of the Acquired Fund will not be diluted as a result of the transactions contemplated by the Reorganization and that the Reorganization would be in the best interests of the shareholders of the Acquired Fund. The Board of Trustees of the Trust has reached similar conclusions with respect to the Acquiring Fund and has also approved the Reorganization with respect to the Acquiring Fund.

III.     Representations.
         ---------------

         The following representations with respect to the Reorganization have been made by the Trust, on behalf of itself and the Acquiring Fund and/or the Acquired Fund:

         (a) As of the Closing, the fair market value of the Acquiring Fund Shares to which each shareholder of the Acquired Fund is entitled will approximately equal the fair market value of the shares of the Acquired Fund such shareholder will surrender.

         (b) There are no dissenters' or appraisal rights, and the consideration paid by the Acquiring Fund to the shareholders of the Acquired Fund in connection with the Reorganization will consist solely of Acquiring Fund Shares.

         (c) There is no plan or intention by the Acquiring Fund or any person related (as defined in Treasury Regulations section 1.368-1(e)(4)) to the Acquiring Fund to acquire or redeem, during the five-year period beginning on the Closing Date, with consideration other than Acquiring Fund Shares, any of the Acquiring Fund Shares issued in the Reorganization either directly or through any transaction, agreement, or arrangement with any other person, other than redemptions in the ordinary course of the Acquiring Fund's business as a series of an open-end investment company as required by section 22(e) of the 1940 Act.
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Janus Investment Fund, on behalf of
Janus Olympus Fund and
Janus Orion Fund
August 8, 2006


         (d) During the five-year period ending on the Closing Date, neither the Acquired Fund nor any person related (as defined in Treasury Regulations section 1.368-1(e)(4) determined without regard to Treasury Regulations section 1.368-1(e)(4)(i)(A)) to the Acquired Fund will have directly or through any transaction, agreement, or arrangement with any other person, (i) acquired shares of the Acquired Fund with consideration other than Acquiring Fund Shares or shares of the Acquired Fund, except for redemptions in the ordinary course of the Acquired Fund's business as a series of an open-end investment company as required by section 22(e) of the 1940 Act or (ii) made distributions with respect to shares of the Acquired Fund, except for (A) distributions described in sections 852 and 4982, and (B) additional distributions, to the extent such distributions do not exceed fifty percent (50%) of the value (computed without giving effect to such distributions) of the proprietary interests in the Acquired Fund as of the Closing Date.

         (e) During the five-year period ending on the Closing Date, neither the Acquiring Fund nor any person related (as defined in Treasury Regulations section 1.368-1(e)(4)) to the Acquiring Fund will have acquired directly or through any transaction, agreement or arrangement with any other person, shares of the Acquired Fund with consideration other than Acquiring Fund Shares.

         (f) The Acquiring Fund will acquire at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by the Acquired Fund immediately prior to the Reorganization. For purposes of this representation, amounts, if any, paid by or on behalf of the Acquired Fund for reorganization expenses, amounts, if any, paid by the Acquired Fund to shareholders who receive cash or other property and all redemptions and distributions made by the Acquired Fund immediately preceding or in contemplation of the Reorganization (except those referred to in the next sentence) will be included as assets of the Acquired Fund immediately prior to the Reorganization. However, assets distributed in connection with (i) regular distributions and redemptions occurring in the ordinary course of the Acquired Fund's business as a series of an open-end management investment company and (ii) distributions made to shareholders of the Acquired Fund prior to the Reorganization in order to pay out all of the Acquired Fund's (A) investment company taxable income (computed without regard to any deduction for dividends paid under section 852(b)(2)(D)) and (B) net capital gain (after reduction for any capital loss carryover) will be excluded.

         (g) Immediately after the Closing, the Acquired Fund will, in pursuance of the Plan, distribute the Acquiring Fund Shares it receives in the Reorganization and its other assets, if any, and thereupon will cancel all of its issued and outstanding shares.

         (h) The Acquiring Fund has no plan or intention to sell or otherwise dispose of any of the assets of the Acquired Fund acquired in the Reorganization, except for dispositions made in the ordinary course of business.

Janus Investment Fund, on behalf of
Janus Olympus Fund and
Janus Orion Fund
August 8, 2006


         (i) The Acquiring Fund will continue to use in its business at least fifty percent (50%) by value of the historic portfolio securities of the Acquired Fund. The Acquiring Fund will be treated as using in its business historic portfolio securities of the Acquired Fund to the extent that, when securities acquired by the Acquiring Fund from the Acquired Fund in connection with the Reorganization are disposed of by the Acquiring Fund (including, without limitation, in connection with a redemption by the issuer), they are replaced with similar securities (i.e., securities that would have been permissible investments of the Acquired Fund under the applicable investment objectives, policies, and restrictions of the Acquired Fund in effect immediately before the Closing, taking into account the "diversified" classification of the Acquired Fund). For purposes of this representation, portfolio securities disposed of by the Acquired Fund prior to and in anticipation of the Reorganization will be treated as part of the historic portfolio securities of the Acquired Fund.

         (j) As of the Closing, there is no intercorporate indebtedness existing between the Acquiring Fund and the Acquired Fund.

         (k) Each of the Acquiring Fund and the Acquired Fund has qualified as a separate corporation for federal income tax purposes under section 851(g) in each taxable year and will qualify as such as of and, in the case of the Acquiring Fund, following the Closing. The Trust either (i) was in existence prior to January 1, 1997 or (ii) has elected to be classified as an association taxable as a corporation, effective on or before the Closing, pursuant to Treasury Regulations Section 301.7701-3.

         (l) Each of the Acquiring Fund and the Acquired Fund has elected to be a regulated investment company under section 851, has qualified as such for each taxable year and will qualify to be treated as such as of and, in the case of the Acquiring Fund, following the Closing. In order (i) to ensure continued qualification of the Acquired Fund as a regulated investment company for federal income tax purposes through the Closing Date and (ii) to eliminate any tax liability of the Acquired Fund arising by reason of undistributed investment company taxable income, net capital gain or tax-exempt income, if any, the Acquired Fund has declared or will declare and will pay to its shareholders of record on or prior to the Closing a dividend or dividends that, together with all previous such dividends, shall have the effect of distributing (A) all of its investment company taxable income for the last full taxable year of the Acquired Fund and any subsequent short taxable year ending on the Closing Date (computed without regard to any deduction for dividends paid under section 852(b)(2)(D)), (B) all of its net capital gain for the final full taxable year of the Acquired Fund and any subsequent short taxable year ending on the Closing Date (after reduction for any capital loss carryover) and (C) all of its net tax-exempt income as determined under section 852(a)(2)(B).

         (m) The expenses incurred in connection with entering into and carrying out the provisions of the Plan will be borne by Janus. All such expenses will be solely and directly related to the Reorganization. No cash will be transferred from the Acquiring Fund to the

Janus Investment Fund, on behalf of
Janus Olympus Fund and
Janus Orion Fund
August 8, 2006


Acquired Fund for the purpose of paying any reorganization expenses of the Acquired Fund. The shareholders of the Acquired Fund and the Acquiring Fund will pay their own expenses, if any, incurred in connection with the Reorganization.

         (n) As of the Closing, the Acquiring Fund does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any shares of the Acquired Fund.

         (o) The liabilities of the Acquired Fund to be assumed by the Acquiring Fund and the liabilities to which the transferred assets of the Acquired Fund will be subject, if any, have been incurred by the Acquired Fund in the ordinary course of its business.

         (p) The fair market value of the assets of the Acquired Fund to be transferred to the Acquiring Fund equals or exceeds the sum of the liabilities to be assumed by the Acquiring Fund plus the amount of liabilities, if any, to which the transferred assets will be subject.

         (q) As of the Closing, neither the Acquiring Fund nor the Acquired Fund is under the jurisdiction of a court in a Title 11 or a similar case within the meaning of section 368(a)(3)(A).

         (r) The Acquired Fund has not distributed and will not distribute to its shareholders in pursuance of the Plan any "appreciated property" within the meaning of section 361(c)(2).

         Any inaccuracy in, or breach of, any of the aforementioned statements, representations, warranties and assumptions or any change after the date hereof in applicable law could adversely affect our opinions. No ruling has been (or will be) sought from the Internal Revenue Service (the "Service") as to the federal income tax consequences of any aspect of a Reorganization.

IV.      Opinions.
         --------

         Based upon and subject to the foregoing, as well as the limitations set forth below, it is our opinion with respect to the Reorganization that, under presently applicable federal income tax law:

         (i) The transfer by the Acquired Fund of all of its assets to the Acquiring Fund, in exchange solely for Acquiring Fund Shares, the assumption by the Acquiring Fund of the Assumed Liabilities of the Acquired Fund, and the distribution of the Acquiring Fund Shares to the shareholders of the Acquired Fund in complete liquidation of the Acquired Fund will constitute a "reorganization" within the meaning of section 368(a).

         (ii) The Acquiring Fund and the Acquired Fund will each be a "party to a reorganization" within the meaning of section 368(b).

         (iii) The Acquired Fund will recognize no gain or loss on (A) the transfer of its assets to the Acquiring Fund in exchange solely for Acquiring Fund Shares and the Acquiring Fund's

Janus Investment Fund, on behalf of
Janus Olympus Fund and
Janus Orion Fund
August 8, 2006


assumption of the Acquired Fund's Assumed Liabilities or (B) the subsequent distribution of the Acquiring Fund Shares to the Acquired Fund's shareholders in exchange for their Acquired Fund shares.

         (iv) The Acquiring Fund will recognize no gain or loss on its receipt of the Acquired Fund's assets in exchange solely for Acquiring Fund Shares and the Acquiring Fund's assumption of the Acquired Fund's Assumed Liabilities.

         (v) The Acquiring Fund's tax basis in the Acquired Fund's assets will, in each instance, be the same as the Acquired Fund's tax basis therein immediately before the Reorganization, and the Acquiring Fund's holding period for the Acquired Fund's assets will, in each instance, include the Acquired Fund's holding period therefor.

         (vi) The shareholders of the Acquired Fund will recognize no gain or loss on the exchange of all the Acquired Fund shares held by such shareholders solely for Acquiring Fund Shares pursuant to the Reorganization.

         (vii) Each shareholder's aggregate tax basis in the Acquiring Fund Shares received by such shareholder in the Reorganization will be the same as the shareholder's aggregate tax basis in the Acquired Fund shares surrendered in exchange for those Acquiring Fund Shares, and the shareholder's holding period for those Acquiring Fund Shares will include, in each instance, the shareholder's holding period for those Acquired Fund shares, provided the shareholder holds them as capital assets on the Closing Date.

         (viii) The Acquiring Fund will succeed to and take into account the items of the Acquired Fund described in section 381(c), subject to the conditions and limitations specified in sections 381, 382, 383 and 384 and the Treasury Regulations thereunder.


                                      * * *

         No opinion is expressed as to any matter not specifically addressed above. Also, no opinion is expressed as to the tax consequences of any of the transactions under any foreign, state, or local tax law. Moreover, you should recognize that our opinions are not binding on the Service, that the Service may disagree with the opinions expressed herein, and that although we believe that our opinions would be sustained if challenged, there can be no assurances to that effect.

         This opinion letter has been issued to and may be relied upon solely by the addressees hereof in connection with the consummation of the transactions contemplated by the Plan and

Janus Investment Fund, on behalf of
Janus Olympus Fund and
Janus Orion Fund
August 8, 2006


may not be relied upon by any other person or used for any other purpose without our prior written consent.

         We hereby consent to filing a form of this opinion as an exhibit to the Proxy Statement/Prospectus and the references to our firm, and the discussion of this opinion, in the Proxy Statement/Prospectus under the headings "Federal Income Tax Consequences of the Transaction." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.


                                           Very truly yours,

                                           /s/Goodwin Procter LLP

                                           GOODWIN PROCTER  LLP